Exhibit 10.2

TERM SHEET BY AND BETWEEN PLURISTEM LTD. AND SOSEI CORPORATE VENTURE CAPITAL LTD. WITH RESPECT TO ESTABLISHMENT AND OPERATION OF A JOINT VENTURE December 19, 2016

Company / Licensor:	Pluristem Ltd. ("Pluristem").
Investor:	Sosei Corporate Venture Capital Ltd. ("Sosei").
The Transaction:
The parties shall establish and operate a joint venture in Japan in order to commercialize and bear responsibility for all marketing, distribution, clinical and regulatory development of Pluristem's proprietary PLX-PAD cells based product (The "Product") for the Indication (the "Indication") in the Territory (the "Transaction" and the "Purpose").

Establishment of Joint Venture:
The joint venture shall be set up as follows:
1.    Pluristem shall establish a wholly owned subsidiary (Kabushiki Kaisha) in Japan with nominal capital contribution
       ("NewCo");

2.    Pluristem shall contribute a perpetual License (as defined below) to NewCo;

3.    Promptly after the establishment of NewCo and the grant of the License, Sosei shall invest and shall cause other investors (together with Sosei, the "Investors") to invest an amount of 1.3B Japanese Yen (JPY) in NewCo (out of which  400M JPY will be invested by Sosei), in return to issuance of shares in NewCo to the Investors, so that following such investment Pluristem shall hold 35% and the Investors shall hold 65% of the issued and outstanding share capital (ordinary shares) of NewCo (the "Investment"). It is agreed that  Sosei will make best effort to secure the Investment in the amount of 1.3B JPY (the "Investment Amount").

In the event that NewCo will raise additional funding for the Purpose in excess of the Investment Amount, any additional funding up to a total funding amount of 1.7B JPY will not in any way dilute Pluristem's 35% holdings in NewCo. Mechanics for such structure to be agreed in the Definitive Agreement.

Board of Directors, Representative Director and CEO of the Joint Venture:
The board of directors of NewCo shall consist of 3 members, 1 to be appointed by Pluristem, 1 to be appointed by Sosei and 1 to be appointed and agreed upon by Pluristem and Sosei. NewCo's representative director and CEO shall be appointed and agreed upon by both Pluristem and Sosei. If additional board seats will be granted, the number of board seats must be mutually agreed upon by both Sosei and Pluristem.

Use of Investment Proceeds:	The funds of the Investment shall be used for the Purpose.
License:
Pluristem shall contribute NewCo a perpetual, free, exclusive, non transferable, non sublicenseable, non assignable license to commercialize the Product for the Indication in the Territory (the "License"). It is agreed that NewCo would not pay any payment for the License.

NewCo shall have the right to sublicense the commercial rights of the Product for the Indication in the Territory to a third party, provided that NewCo provides Pluristem with a satisfactory reason for sublicensing and subject to approval by Pluristem. Pluristem shall not deny the sublicense unless the third party is a competitor of Pluristem or the terms and conditions of the deal is not of financial benefit to Pluristem.

An option to license additional Product indications will be granted to NewCo.  Terms and conditions will be negotiated and agreed at a mutually agreed time.

Indication:	Critical Limb Ischemia.
Territory:	Japan.
Manufacturing; Regulation and Clinical Development; Support:
Pluristem shall maintain the exclusive right for the manufacturing of the Product.  Any and all regulatory filings, registrations and activities (including those performed by NewCo) with respect to the Product for Indication in the Territory (the "Filings") shall be owned by NewCo and shall be used by NewCo for the Purpose only.

Pluristem shall provide NewCo with any supportive information required for the Purpose, including any and all clinical and pre-clinical development information (including without limitation any relevant clinical trials information), and the allocation of cost and expenses thereof to be agreed between the parties.

All of NewCo's information, data and documentation, including those related to the Filings, shall be available to Pluristem for any use in relation to its Products for any indication outside the Territory with no limitations and at no cost.

NewCo shall have access to relevant information reasonably related to the Product for the Indication to ensure timely development.

Ownership of Rights:
Any and all proprietary rights in any patents and/or know-how and/or intellectual property rights related to the Product and/or the PLX-PAD cells and any research and/or derivatives thereof, whether currently owned by Pluristem, or developed by Pluristem and/or will be developed by Pluristem and/or NewCo, shall be exclusively owned by Pluristem ("Pluristem Intellectual Property").

Pluristem shall grant NewCo with an exclusive, non-transferable, non sub-licensable, royalty-free right to use the Pluristem Intellectual Property to develop and commercialize the Product for the Indication in the Territory for the Purpose.

Pluristem shall have full access to all data, information and know-how developed by NewCo.

NewCo's Obligations:
NewCo shall use commercially reasonable efforts to develop, commercialize and distribute the Product for the Indication in the Territory and to obtain any and all regulatory approvals for the Product at NewCo's sole expense.

Sosei's Obligations	Sosei shall provide NewCo with certain services for no charge.
Costs:
NewCo shall bear and cover any and all direct and indirect costs and expenses related to the Product development and/or commercialization activities.

NewCo shall pay to Pluristem an amount to be negotiated in good faith and agreed upon in the Definitive Agreement (as defined below) for supplies of the Product from Pluristem or its designee.

Earn Out Payments:
NewCo shall pay to Pluristem earn out fees out of the amounts billed for sales of the Product by NewCo or any of its affiliates to third parties at a rate to be negotiated in good faith and agreed upon in the Definitive Agreement.

Reports and Audit Rights:
NewCo will provide quarterly or more frequent reports with respect to commercialization and sales of the Product. The content and delivery schedule of such report shall be defined in the Definitive Agreement.

Pluristem shall have audit rights with respect to NewCo's books and records as will be defined in the Definitive Agreement.

Term and Termination:
The term of the Definitive Agreement shall commence as of the execution thereof and shall continue as shall be set forth in the Definitive Agreement. Rights of termination shall be set forth in the Definitive Agreement, including in case that the development and commercialization are not completed within a period to be agreed upon in the Definitive Agreement.

Definitive Agreement and Conditions to Closing:
In addition to the terms and conditions referred to in this Term Sheet, the definitive agreement(s) for the Transaction (the "Definitive Agreement") will contain terms and conditions of the License, sale of Products to NewCo as well as customary provisions, including representations and warranties and matters for which Pluristem has veto rights, appropriate for a transaction of the type contemplated herein.

The approval of the Israel Innovation Authority (previously known as Office of Chief Scientist) at the Israeli Ministry of Economy and Industry will be required for the closing of the Transaction.

Termination of Negotiations and Approval Process:
Each party shall be under no obligation to proceed with the Transaction at any time, and for any reason whatsoever, until the Definitive Agreements are duly executed, and either party shall bear no liability whatsoever in the event it decides, at any time and for any reason, not to proceed with the Transaction or the execution of the Definitive Agreement. Moreover, the approvals of the respective board of directors of the parties for the Transaction and the Definitive Agreement (which is at the full discretion of the respective board of directors) will be a condition to execution of the Definitive Agreement. For the sake of removal of all doubt, either party shall bear no liability whatsoever in the event that its respective board of directors decides, for any reason, not to approve the Transaction or the Definitive Agreement.

Timing and Expenses:
The parties shall, in good faith, use all reasonable commercial efforts to negotiate and execute the Definitive Agreement by March 31, 2017. The parties may extend this period by mutual written consent.

Transaction Costs:	Each party shall bear its own transaction related expenses.
Press Release:
Prior to the execution of the Definitive Agreement and except as required for compliance with applicable regulatory or other legal requirements, the parties shall refrain from, directly or indirectly, making any release to the press or other public disclosure, with respect to either the fact that discussions or negotiations are taking place concerning the Transaction or the existence or contents of this Term Sheet or the Definitive Agreement, except for such releases or disclosures as shall be mutually agreed upon by the parties in writing. However, it is acknowledged by the parties that where circumstances arise following the date of this Term Sheet which require disclosure by either party in order to comply with applicable legal or regulatory requirements, such party shall so inform the other party, but any such disclosure, its form and content shall be at the sole discretion of the disclosing party.

Confidentiality:
The discussions in connection with the Transaction as well as any confidential information exchanged in connection with such discussions shall be subject to the terms and conditions of the Non-Disclosure and Confidentiality Agreement dated July 26, 2016 executed between Pluristem and Sosei.

Binding Effect:
This Term Sheet shall represent a binding expression of interests between the parties, subject to successfully securing the Investment amount of 1.3B JPY.

Other than the sections regarding “Press Release”, “Confidentiality” and “Governing Law and Jurisdiction” the conditions within this Term Sheet may be modified by mutual consent.

Governing Law and Jurisdiction:
This Term Sheet shall be governed by and construed according to the laws of the State of New York, and the competent courts of the State of New York shall have exclusive jurisdiction over any and all matters in connection hereof.

Pluristem Ltd. By: /s/ Zami Aberman Name: Zami Aberman Title: Chairman and CEO	Sosei Corporate Venture Capital Ltd. By: /s/ Hidetoshi Torami Name: Hidetoshi Torami Title: Representative Director